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                                                              EXHIBIT 8.2


G. MICHAEL YOPP                                            (615) 313-3321


                                May 27, 1998


Caterpillar Financial Funding Corporation
Greenview Plaza
2950 East Flamingo Road, Suite C-3B
Las Vegas, Nevada 89121

Ladies and Gentlemen:

          We have advised Caterpillar Financial Funding Corporation (the "Registrant") with respect to certain Tennessee state tax aspects of the issuance of Asset Backed Notes and Asset Backed Certificates (collectively, the "Securities"). Such advice conforms to the description of certain state tax consequences that appears under the heading "Certain State Tax Considerations" in the prospectus (the "Prospectus") forming a part of the Registration Statement on Form S-3 (the "Registration Statement") as filed by the Registrant with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") on May 27, 1998, for registration of the Securities under the Act. Such description does not purport to discuss all possible state tax ramifications of the proposed issuance, however, in our opinion the description is accurate in all material respects.

          This opinion is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus. In giving such consent, we do not believe that we should be deemed "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any portion of the Registration Statement.


                                              Very truly yours,


                                              TUKE YOPP & SWEENEY, PLC